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                                AMENDMENT 1992-1
                      TO THE HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN


     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended in the following respects:

     1.  Section 3.1(c)(2) is amended to read as follows:

     A salary reduction agreement may be completed and submitted to the Plan Administrator prior to the date the Participant first completes an Hour of Service or at any time thereafter. Participation shall commence as soon as practicable after such submission.

     2.  Section 3.2 is amended to add a new subsection (c), to read as follows:

     (c) Notwithstanding subsections (a) and (b) hereof, effective July 1, 1992, no contributions to Participant Voluntary Contributions Accounts will be permitted.

     3.  Section 4.5(b) is amended to read as follows:

     If necessary to limit the annual addition to a Participant's Accounts for a limitation year, Participant Voluntary Contributions shall be repaid first, and then Salary Reduction Contributions shall be distributed to the Participant on whose behalf such contributions were made to the extent necessary to reduce the annual addition to the prescribed amount. Any interest on such repaid amounts shall be carried over and treated as part of the Participant's annual addition for the succeeding limitation year(s).

     Except as otherwise noted, the amendments set forth herein shall be effective as of January 1, 1992.

     TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 16th day of June, 1992.


                                           HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                           PENSION INVESTMENT COMMITTEE



                                           By /s/ Constance H. Lau
                                              ---------------------------
                                              Asset Manager and Secretary



                                           By /s/ Peter C. Lewis
                                              ----------------------------
                                              Plan Administrator

                                 EXHIBIT 4(i)